Exhibit 99.1

SeaWorld Entertainment, Inc. to Conduct Webcast on November 9, 2015

ORLANDO, Fla., August 14, 2015 — SeaWorld Entertainment, Inc. (NYSE: SEAS) (“the Company”) announced today that it will host a webcast on Monday, November 9, 2015. The webcast will include comments from the Company’s President and Chief Executive Officer, Joel Manby, on the Company’s strategic vision and long-term goals. The Company has changed the date of the webcast from its previously announced date due to scheduling conflicts with other industry events.

The live webcast and corresponding presentation materials will be available on the investor relations portion of the Company’s website at www.seaworldentertainment.com. Additional details about the live webcast will be provided closer to the date of the event. For those unable to participate in the live webcast, a replay will be available following completion of the event on the Company’s website.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld®, Shamu® and Busch Gardens®. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of approximately 89,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

SeaWorld Entertainment, Inc. is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld rescue team has helped more than 26,000 animals in need over the last 50 years.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

Investors@SeaWorld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@SeaWorld.com

Source: SeaWorld Entertainment, Inc.